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


                                  EXHIBIT 11

                                 AIRGAS, INC.

                        EARNINGS PER SHARE CALCULATIONS


                                Three Months Ended          Nine Months Ended
                                   December 31,               December 31,
                                1997        1996            1997       1996
                                ____        ____            ____       ____

Adjustment of Weighted Average
Shares Outstanding:

Shares of common stock
outstanding - weighted        69,580,000  67,350,000   68,240,000   65,400,000

Net common stock equivalents   1,920,000   2,850,000    2,260,000    2,800,000

                              __________  __________   __________   __________
 Adjusted shares outstanding  71,500,000  70,200,000   70,500,000   68,200,000
                              ==========  ==========   ==========   ==========

Net earnings                 $11,826,000 $10,960,000   45,727,000   33,420,000
                              ==========  ==========   ==========   ==========

Diluted earnings per share   $       .17 $       .16  $       .65   $      .49
                              ==========   =========   ==========    =========


Earnings per share amounts were determined using the treasury stock method. This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock. Net earnings were divided by the weighted average number of shares outstanding adjusted for the assumed exercise of the options and warrants outstanding and repurchase of common stock to calculate per share amounts.



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